CONSENT STATEMENT

This Statement confirms that the undersigned, John Warnock, has authorized and designated each of Michael O'Donnell, Elizabeth Hambrecht, Conrad Lowry, and Janet Jones, individually, to execute and to file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Salon Media Group, Inc. The authority of each of Michael O'Donnell, Elizabeth Hambrecht, Conrad Lowry, and Janet Jones, individually, under this Statement shall continue until June 30, 2004 unless the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of Salon Media Group. The undersigned acknowledges that each of Michael O'Donnell, Elizabeth Hambrecht, Conrad Lowry, and Janet Jones, individually, is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Date: Sept. 5, 2003                    /s/ John E. Warnock
                                       -----------------------------
                                       John E. Warnock